Exhibit 21.1


                             List of Subsidiaries


Subsidiary                                       Jurisdiction of Organization

Newpa/AHR Equity, LP                             Delaware

Newpa/AHR GP, LLC                                Delaware

Newpa/AHA Equity GP LLC                          Delaware

Newpa/AHA Equity GP LLC                          Delaware

1940 Monroe Street LLC                           Delaware

Anthracite Funding ML LLC                        Delaware

Anthracite Funding, LLC                          Delaware

Anthracite CDO Depositor, LLC                    Delaware

Anthracite CDO I Ltd.                            Cayman

Anthracite CDO I Corp.                           Delaware

Anthracite CDO II Depositor, LLC                 Delaware

Anthracite CDO II Ltd.                           Cayman

Anthracite CDO II Corp.                          Delaware